EXHIBIT 99.1

Arcus Biosciences Announces that Taiho Pharmaceutical Has Exercised its

Option to Develop and Commercialize AB928 in its Territories

Hayward, CA. – (BUSINESS WIRE) – July 12, 2018 - Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies, today announced that Taiho Pharmaceutical Co., Ltd. (Taiho) exercised its option under the Option and License Agreement entered into in September 2017 (Taiho Agreement) to obtain an exclusive development and commercialization license to the Company’s adenosine receptor antagonist program, which includes AB928 and back-up compounds, in Japan and certain other territories in Asia (excluding China). In addition to an option exercise payment, Arcus is eligible to receive clinical and regulatory milestones totaling up to $130 million as well as commercialization milestones and royalties on net sales for this program.

“We are pleased that Taiho has decided to exercise their option just as we are initiating our Phase 1/1b program for AB928 in the U.S. and Australia,” said Terry Rosen, Ph.D., CEO at Arcus. “We believe that Taiho’s decision to exercise their option to this program at this early stage reflects their recognition that AB928, the first adenosine 2 receptor antagonist in clinical development to be specifically designed for the oncology setting, has significant potential to treat a broad array of tumor types. We are confident that Taiho’s expertise and capabilities in oncology, as well as their experience co-promoting Keytruda® in Japan, make them the ideal partner to bring AB928 to cancer patients as quickly as possible in their territories.”

“Our collaboration with Arcus is an important relationship for Taiho, as we expand our oncology franchise in Japan and other important territories in Asia,” said Masayuki Kobayashi, President and Representative Director at Taiho. “We have been impressed by Arcus’s small molecule drug discovery capabilities, the quality of their clinical candidates and the scientific rigor of their candidate selection process. AB928 appears to have the ideal properties to block the immuno-suppressive effects of adenosine in the tumor microenvironment. We look forward to working with Arcus on the development of this important new immuno-oncology mechanism for the treatment of multiple tumor types.”

About the Taiho Agreement

Arcus and Taiho entered into an option and license agreement in September 2017. Taiho will provide $35.0 million of cash payments to Arcus during the first three years of the agreement in exchange for an exclusive option, over a five-year period, to in-license the development and commercialization rights to clinical stage product candidates from Arcus’s portfolio for Japan and certain other territories in Asia (excluding China). Taiho is obligated to pay an option exercise payment for each option exercise of between $3.0 million to $15.0 million, with the amount dependent on the development stage of the applicable Arcus program for which the option is exercised. In addition, Taiho is obligated to pay to Arcus clinical, regulatory and commercialization milestones up to $275.0 million per program as well as royalties ranging from high single digits to mid-teens on net sales in Taiho’s territories.

About AB928

AB928 is an orally bioavailable, highly potent antagonist of the adenosine 2a and 2b receptors. The activation of these receptors by adenosine interferes with the activity of key populations of immune cells and inhibits an optimal anti-tumor immune response. By blocking these receptors, AB928 has the potential to reverse adenosine-induced immune suppression within the tumor microenvironment. AB928 was designed specifically for the oncology setting, with a profile that includes potent activity in the presence of high concentrations of adenosine and a minimal shift in potency due to non-specific protein binding, both essential properties for efficacy in the tumor microenvironment. AB928 has other attractive features, including high penetration of tumor tissue and low penetration through the healthy blood-brain barrier. In a Phase 1 trial in healthy volunteers, AB928 has been shown to be safe and well tolerated and to have pharmacokinetic and pharmacodynamic profiles consistent with a once-daily dosing regimen.

About Arcus Biosciences

Arcus Biosciences is a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies. Arcus has several programs targeting important immuno-oncology pathways, including a dual adenosine receptor antagonist AB928, which will be evaluated in combination with other agents in multiple tumor types in a Phase 1/1b program, and an anti-PD-1 antibody, which is being evaluated in a Phase 1 trial and will be tested in combination with Arcus’s other product candidates. Arcus’s other programs include a small molecule inhibitor of CD73 and an anti-TIGIT antibody, both of which are in IND-enabling studies. Arcus has extensive in-house expertise in medicinal chemistry, immunology, biochemistry, pharmacology and structural biology. For more information about Arcus Biosciences, please visit www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, the potential for AB928 to treat a broad array of tumor types, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied. Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with pharmaceutical product development and clinical trials, the applicability of early studies to Arcus’s clinical development program and the emergence of drug-related adverse events in Arcus’s clinical trials with AB928. Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended March 31, 2018 filed on May 9, 2018 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Keytruda® is a registered trademark of Merck.

Source: Arcus Biosciences

CONTACTS

Jennifer Jarrett

(510) 694-6261

jjarrett@arcusbio.com

Nicole Arndt

(510) 284-4728

narndt@arcusbio.com